EXHIBIT 99.1

News                 News                 News                 News                 News                 News

November 2, 2005

First Financial Bancorp Reports Third-Quarter Earnings

•	Third-quarter net earnings of $0.33 per diluted share versus $0.25 in 2004 of which $0.15 is due to the gain on sale of a subsidiary

•	Year-to-date net earnings up 12.83 percent over 2004

•	Consolidation of legal entities complete

•	Capital Plan announced

•	Announcement of plans to repurchase up to 7.6 percent of outstanding shares via “Modified Dutch Auction” tender

•	Fourth quarter dividend declared of $0.16 per share

HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced third-quarter 2005 earnings of $14,484,000 or 33 cents in diluted earnings per share, compared to $10,824,000 or 25 cents in diluted earnings per share for the same period in 2004. First Financial also announced year-to-date earnings of $35,099,000 or 81 cents in diluted earnings per share, compared to $31,109,000 or 71 cents in diluted earnings per share for the same period in 2004.

Income from continuing operations was $7,819,000 or 18 cents per diluted share and $10,692,000 or 24 cents per diluted share for the third quarter of 2005 and 2004, respectively. Income from discontinued operations was $6,665,000 or 15 cents per diluted share and $132,000 or 0 cents per diluted share for the third quarter of 2005 and 2004, respectively. Year-to-date income from continuing operations was $27,974,000 or 64 cents per diluted share and $30,720,000 or 70 cents per diluted share for 2005 and 2004, respectively. Year-to-date income from discontinued operations was $7,125,000 or 16 cents per diluted share and $389,000 or 1 cent per diluted share for 2005 and 2004, respectively. The quarter and year-to-date pre-tax income from discontinued operations included a gain on the sale of discontinued operations of $10,366,000, with a tax effect of $3,628,000, for a net gain of $6,738,000 or 15 cents per diluted share.

Results for the quarter include $1,649,000 loss on sale of $42 million indirect loan portfolio, discussed below; $10,366,000 gain on sale of Fidelity Federal; and approximately $1,000,000 in other expenses related to implementation of strategic plan and other restructuring.

Return on average assets for the third quarter of 2005 was 1.51 percent, compared to 1.09 percent for the same period in 2004. Return on average shareholders’ equity was 15.64 percent for the third quarter of 2005, versus 11.81 percent for the comparable period in 2004. First Financial continues to maintain strong capital with a third-quarter 2005 average equity to average assets ratio of 9.63 percent. Year-to-date return on average assets was 1.22 percent compared to 1.06 percent for 2004, while return on average shareholders’ equity was 12.71 percent for 2005 versus 11.37 percent for 2004.

Davis said, “We continue to make excellent progress on the implementation of our new strategic plan. During the past several months, we completed our consolidation to one banking charter and sold Fidelity Federal Savings Bank. We also introduced our new capital plan that includes a Dutch tender offer to repurchase up to 7.6 percent of our outstanding shares.

“While core results in the third quarter were consistent with recent quarters, I am excited about our growth prospects as a result of the new talent we’ve been able to recruit in the last six months as well as from our existing sales staff.”

(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)

Strategic Plan Update:

First Financial has successfully completed the final step in the consolidation of its bank and operating subsidiaries into one banking charter: First Financial Bank, N.A. Under this national bank charter, First Financial now operates in different geographic markets under the brand names First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank. In addition, First Financial merged First Financial Bancorp Service Corp. with and into First Financial Bank.

First Financial also completed the sale of the Fidelity Federal Savings Bank subsidiary, headquartered in Marion, Indiana, to Mutual Federal Savings Bank in Muncie, Indiana. This transaction resulted in an after-tax gain of $6,738,000 or $0.15 per diluted share. Fidelity Federal has been treated as a discontinued operation for financial reporting purposes for all periods presented.

In the last six months First Financial has initiated the growth plans outlined in the strategic plan. The focus of the expansion efforts to date has been the addition of experienced sales staff in the commercial banking and wealth management areas of the company. The addition of four market presidents, eleven commercial lenders, and six private banking and investment management sales staff in the Southwest Ohio, Northern Kentucky and Southeast Indiana regions of the company are the first steps in this expansion. In all cases, the sales staff that have been recruited are experienced sales professionals with proven track records of success.

In addition to the sales force hiring, the company announced its first metropolitan market expansion with the initiation of a Cincinnati market. Located in Hamilton County, Ohio, this is the largest neighboring market to the headquarters of the company with a county-wide $28 billion in deposits of which First Financial has less than a one percent market share.

The operation of the five business units described in the strategic plan are carried out under the charter of First Financial Bank, N.A. The three banking units are marketed in their local areas under the brand names Community First Bank & Trust, Sand Ridge Bank, and First Financial Bank. Throughout all of its markets, First Financial Bank, N.A. provides wealth management services through its First Financial Wealth Resources Group line of business. The bank provides insurance services through its First Financial Insurance line of business, a subsidiary of the bank.

First Financial is actively pursuing revenue enhancement strategies. During the third quarter of 2005, First Financial introduced an overdraft program designed to enhance the service level to our customers and to increase noninterest income. This program was fully adopted during September of 2005 and should impact the earnings for the fourth quarter of 2005 and future periods. Early indications of the product enhancement contribution to revenue are positive.

Implementation of the charter consolidation that was announced in a press release dated March 14, 2005, has been completed. Costs associated with the operational consolidation element of the plan were previously announced and originally estimated to be $4.5 million on a pre-tax basis or $0.07 per share after tax. Included in the original estimates were costs of $2.9 million for charges associated with staff reductions, $600,000 in consulting and professional services, and $1.0 million in conversion-related programming costs, customer notifications, and other consolidation-related costs. The $2.9 million estimate associated with staff reductions has been revised to $2.2 million. The reduction is the result of employee transfers to revenue producing jobs, transfers to fill other vacant positions, and resignations. In the third quarter of 2005, $923,000 of operational consolidation costs were recognized, including $101,000 in charges associated with staff reductions, $350,000 in consulting and professional services, $169,000 in data processing expense, and $303,000 in other consolidation-related costs. The majority of the remaining costs are expected to be recognized in the fourth quarter of 2005. Total expected annualized cost savings from the operational consolidation remain estimated at $4.8 to $5.2 million when fully realized.

First Financial has made the strategic decision to discontinue offering its dealer-originated installment loan product (indirect lending). This decision was based primarily on the low profit margin of this highly competitive, rate driven product. First Financial will continue offering auto, boat, and RV loans to customers directly through its branch network. As of September 30, 2005, the indirect loan portfolio balance was approximately $193,000,000. In September, First Financial sold $42 million of its marine and RV indirect portfolio for a loss of approximately $1,649,000 of which $470,000 was attributed to market value and $1.2 million was the accelerated recognition of unamortized origination costs.

First Financial continues to review its branch network and make plans to accomplish both its strategic and financial objectives. A formal branch rationalization plan will be announced later in the fourth quarter or early in the first quarter of 2006.

First Financial has formalized a Capital Plan approved by its board of directors during the third quarter of 2005. The Capital Plan establishes ranges for certain capital ratios as follows:

•	leverage ratio from 8.00% to 8.50%

•	total risk based capital ratio of 12.75% to 13.25%

•	tangible equity to tangible assets of 6.75% to 7.25%.

These capital levels were determined by management to be consistent with our assessment of the requirements to address estimated risks, to support a stable dividend to shareholders, and to support estimated organic growth of the franchise. As of September 30, 2005, First Financial had a leverage ratio of 9.77 percent, a total risk based capital ratio of 15.19 percent, and a tangible equity to tangible assets ratios of 9.12 percent.

On November 2, 2005, management initiated a plan to achieve these capital levels in part through a modified Dutch tender offer of up to approximately 3,250,000 shares. The offer range will be between $17.50 and $19.50 or between $56,875,000 and $63,375,000.

Management has determined that this approach is preferable given the clear mismatch between target capital reduction levels and the depth of the market for daily repurchase activity. The regulatory safe harbor on repurchases is 25 percent of the average daily trading volume for the four calendar weeks preceding the week in which the purchase is to be made. The safe harbor limit on daily repurchase of shares for First Financial would be insufficient to accomplish the targeted capital reduction within an expedited timeframe. First Financial management believes that this level of repurchase could be disruptive to the market in which its common equity trades and that this more defined and abbreviated repurchase alternative should be utilized.

This press release does not constitute an offer to buy or the solicitation of an offer to sell shares of First Financial Bancorp common stock. The tender offer is being made only pursuant to the offer to purchase, letter of transmittal and related materials that First Financial will shortly be distributing to its Shareholders and filing with the Securities and Exchange Commission. Shareholders and investors should read carefully the offer to purchase, letter of transmittal, and related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Shareholders and investors may obtain a free copy of the tender offer statement on “Schedule TO,” the offer to purchase, letter of transmittal, and other documents that First Financial will shortly be filing with the United States Securities and Exchange Commission (the “Commission”) at the Commission’s website at www.sec.gov. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer.

Net Interest Income:

Net interest income for the third quarter of 2005 was $33.1 million, compared to $35.4 million in the third quarter of 2004, a decrease of 6.25 percent or $2.3 million. This decrease is due primarily to an increase in deposit costs and a decrease in asset balances. Net interest income on a linked-quarter basis (third quarter of 2005 compared to second quarter of 2005) decreased $762,000 or 2.25 percent also due to increased deposit costs and decreased asset balances. Net interest income for 2005 on a year-to-date basis decreased $4.6 million or 4.39 percent from the comparable period in 2004. First Financial’s net interest margin decreased to 3.85 percent in the third quarter of 2005 from 3.96 percent in the third quarter of 2004. Linked-quarter net interest margin decreased nine basis points from 3.94 percent to 3.85 percent. On a year-to-date basis, net interest margin decreased from 3.99 percent for 2004 to 3.92 percent for 2005.

Net interest income decreased by $762,000 and net interest margin decreased 9 basis points on a linked-quarter basis. The decrease in margin is due to deposit pricing accounting for approximately 15 basis points of decline, investments 2 basis points of decline offset by loan pricing of 8 basis points of increase. Competitive deposit pricing pressure in certain markets has created the need for product and pricing enhancements resulting in approximately 6 basis points of the 15 basis points noted above. Continued margin pressure is likely to occur as market driven pricing pressure is expected to continue.

Average loans, net of unearned income, for the third quarter of 2005 decreased 1.75 percent and year-to-date average loan balances increased 0.36 percent from the comparable periods a year ago. On a linked-quarter basis, average outstanding loan balances decreased 0.44 percent. The loan portfolio was also affected by the sale of $42 million in indirect marine and recreational vehicle loans in the third quarter of 2005. Additionally, indirect installment originations ceased in the third quarter, and approximately $25 million in runoff of this portfolio occurred. It is the belief of management that the strategic decisions to sell a portion of this portfolio and to discontinue originating indirect installment loans will both reduce risk in the portfolio and provide greater focus to client-centered efforts as we build our business.

Securities available for sale were $605.2 million at September 30, 2005, compared to $655.1 million at December 31, 2004, and $678.4 million at September 30, 2004. The change from year-end 2004 is due to purchases of $47.6 million in securities; $68.7 million in mortgage-backed and collateralized mortgage obligation paydowns; $22.9 million in maturities, calls, and bond premium amortization; and $5.9 million in market value decrease. The company continues to maintain a shorter portfolio duration (the cash-weighted term to maturity of the portfolio) to reduce its sensitivity to the downward changes in bond pricing, to changes in interest rates, and to interest rate risk. The combined investment portfolio was 16.56 percent, 17.04 percent, and 17.41 percent of total assets at September 30, 2005, December 31, 2004, and September 30, 2004, respectively.

Average deposit balances for the third quarter increased $54.6 million or 1.92 percent from the comparable period a year ago due primarily to increases in average interest-bearing and noninterest-bearing checking accounts. Average deposits increased 2.07 percent on a year-to-date basis due to increases in noninterest-bearing deposit balances. This increase in noninterest-bearing deposit accounts marks the successful efforts of focused strategies over the past twelve months. Average deposits have decreased 0.24 percent on a linked-quarter basis primarily due to decreases in savings deposits. Interest expense on deposits increased as a result of overall market rate increases rather than a shift in our competitive position in the markets we serve. More aggressive pricing by competitors has occurred in these markets; therefore, First Financial has kept pace to maintain its position in the market.

Credit Quality:

The provision for loan losses for the third quarter of 2005 was $1.4 million compared to $2.0 million for the same period in 2004. Net charge-offs of $2.8 million for the third quarter were $1.6 million more than the $1.2 million net charge-offs for the third quarter of 2004. Year-to-date net charge-offs were $5.6 million in 2005, down $133,000 from $5.7 million recorded in 2004. Increases in commercial loans charged-off caused the increase in net charge-offs for the third quarter of 2005 compared to the same period in 2004. The percentage of net charge-offs to average loans for the third quarter of 2005 was 0.40 percent compared to 0.17 percent for the same period in 2004. This level of charge-offs is still within, though high end, of an acceptable range. The percentage of net charge-offs to average loans was 0.27 percent for year-to-date 2005 compared to 0.28 percent for the same period in 2004.

First Financial continued to maintain appropriate risk coverage with an allowance to ending loans ratio of 1.54 percent at quarter end versus 1.67 percent for the same quarter a year ago. It is management’s belief that the allowance for loan losses of $42.0 million is adequate to absorb probable credit losses inherent in the portfolio.

Total underperforming assets, which includes nonaccrual loans, restructured loans, other real estate owned, and loans 90 days or more past due and still accruing, increased $4.8 million to $29.8 million at the end of the third quarter of 2005 from $25.0 million at the end of the third quarter of 2004. Nonaccrual loans increased $5.2 million, other real estate owned increased $209,000, and accruing loans past due 90 days or more increased $900,000. However, restructured loans decreased $1.5 million. On a linked- quarter basis, total underperforming assets increased $5.0 million. This increase is due primarily to a $4.2 million increase in nonaccrual loans of which $2.5 million are from a few large commercial real estate credits. These credits have been appropriately considered in establishing the allowance for loan losses at September 30, 2005. This level of nonperforming assets remains within an acceptable range. The level of allowance for loan losses to nonperforming loans is 150.31 percent.

The nonperforming assets to ending loans ratio increased to 1.02 percent as of September 30, 2005, from 0.85 percent as of the end of the third quarter of 2004.

Noninterest Income:

Third-quarter 2005 noninterest income was $14.0 million, a decrease of $1.9 million or 11.99 percent from the third quarter of 2004, due primarily to the loss of $1.6 million associated with the sale of approximately $42 million in indirect loans. This loss was due to the acceleration of origination costs and market value loss on the portfolio. The origination costs would ordinarily be recognized over time as a reduction to yield on the loans. Excluding the $1.6 million loss in the third quarter of 2005 and the $757,000 gain from the Kewanna branch sale in the third quarter of 2004, noninterest income increased $498,000 or 3.29 percent over the third quarter of 2004. Other noninterest income declined $687,000 or 12.55 percent. This decrease in noninterest income was offset by increases in trust income of $200,000 and bankcard interchange income of $184,000. The insurance business unit produced $626,000 in revenue for the third quarter of 2005 compared to $566,000 in the comparable period in 2004.

On a linked-quarter basis, total noninterest income was down $829,000 or 5.59 percent. Increases of $335,000 in service charges on deposit accounts were offset by a loss on the sale of indirect loans referred to previously. Excluding the loss on sale, noninterest income increased by $820,000 or 5.53 percent.

Year-to-date noninterest income decreased $1.2 million or 2.64 percent from 2004. The loss on the sale of the indirect loans was partially offset by increased bankcard interchange income of $724,000. Excluding the loss on sale and branch sale, the increase was $1,218,000 or 2.75 percent on a year-to-date basis.

Noninterest Expense:

Total noninterest expense increased $939,000 or 2.78 percent for the third quarter of 2005 from the third quarter of 2004. As discussed earlier, $923,000 of this increase is one-time operational consolidation costs.

Year-to-date noninterest expenses increased $2.4 million or 2.44 percent of which $1,592 is due to one-time operational consolidation costs. Salaries and benefits increased $1.3 million or 2.33 percent. Net occupancy increased $833,000 or 13.39 percent. Professional services expense increased $358,000 or 8.91 percent. Data processing expenses decreased $296,000 or 5.95 percent. Other noninterest expenses increased $727,000, which primarily included increases in credit card expense of $488,000 due to increased card usage and legal expense of $187,000. One-time costs associated with salaries, data processing, legal and professional and other expenses are $571,000; $169,000; $516,000; and $336,000 respectively.

Earnings Conference Call and Webcast

On November 2, 2005, First Financial will host an earnings conference call that will be webcast live at 3:00 p.m. EST. The presenters will be Claude E. Davis, president and chief executive officer, C. Douglas Lefferson, executive vice president and chief operating officer, and J. Franklin Hall, senior vice president and chief financial officer. Anyone may participate in the conference call by telephoning 1-877-407-8031 (no passcode needed) or by logging on to the company’s website (http://ffbc-oh.com) for a live audio webcast of the call. Click on the Investor Information section and choose the category of News. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will also be archived on the company’s website for one year.

Anyone who wishes to hear a replay of the event by telephone may dial 1-877-660-6853, account number 286, conference ID number 173202 between 5:00 p.m. EST on November 2, 2005 and 11:59 p.m. on November 8, 2005.

Other Items:

The Board of Directors declared a $0.16 per share dividend for shareholders of record on December 1, 2005, payable on January 2, 2006.

First Financial repurchased 378,000 shares of its common stock during the third quarter of 2005 under a previously approved and ongoing program for general corporate purposes.

A $3.7 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates 1 banking affiliate with a total of 104 retail banking centers in Ohio,

Michigan, Kentucky, and Indiana, as well as an investment-advisor affiliate. Insurance services are offered through First Financial Insurance.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2004. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2004 Form 10-K and other public documents filed with the SEC.

First Financial Bancorp

P.O. Box 476

Hamilton, OH 45012

Analyst Contact: J. Franklin Hall

513-867-4954

frank.hall@ffbc-oh.com

Media Contact: Cheryl R. Lipp

513-867-4929

cheryl.lipp@comfirst.com

FIRST FINANCIAL BANCORP.

CONSOLIDATED FINANCIAL DATA

(Dollars in thousand, except per share)

(Unaudited)

	Three months ended					Nine months ended Sep. 30,
	Sep. 30, 2005	June 30, 2005	March 31, 2005	Dec. 31, 2004	Sep. 30, 2004	2005	2004
EARNINGS
Net interest income	$33,143	$33,905	$33,980	$34,511	$35,353	$101,028	$105,671
Net earnings	14,484	9,889	10,726	10,009	10,824	35,099	31,109
Net earnings per share - basic	$0.34	$0.23	$0.25	$0.23	$0.25	$0.81	$0.71
Net earnings per share - diluted	$0.33	$0.23	$0.25	$0.23	$0.25	$0.81	$0.71

KEY RATIOS
Return on average assets	1.51%	1.03%	1.13%	1.02%	1.09%	1.22%	1.06%
Return on average shareholders’ equity	15.64%	10.74%	11.73%	10.74%	11.81%	12.71%	11.37%
Return on average tangible shareholders’ equity	17.32%	11.90%	13.00%	11.91%	13.13%	14.07%	12.63%
Average shareholders’ equity to average assets	9.63%	9.59%	9.61%	9.54%	9.25%	9.61%	9.33%
Net interest margin	3.85%	3.94%	3.98%	3.92%	3.96%	3.92%	3.99%
Net interest margin (fully tax equivalent)*	3.94%	4.03%	4.07%	4.01%	4.04%	4.01%	4.08%

COMMON STOCK DATA
Average basic shares outstanding	43,166,270	43,502,193	43,601,128	43,708,800	43,750,598	43,422,516	43,855,706
Average diluted shares outstanding	43,262,371	43,575,499	43,673,090	43,762,371	43,817,398	43,503,393	43,920,027
Ending shares outstanding	42,978,981	43,351,903	43,545,285	43,677,236	43,695,439	42,978,981	43,695,439
Market price:
High	$19.80	$18.90	$19.25	$17.90	$18.78	$19.80	$18.82
Low	$16.99	$16.90	$16.65	$16.90	$16.71	$16.65	$15.61
Close	$18.61	$18.90	$18.25	$17.50	$17.08	$18.61	$17.08
Book value	$8.59	$8.53	$8.45	$8.50	$8.50	$8.59	$8.50
Common dividend declared	$0.16	$0.16	$0.16	$0.15	$0.15	$0.48	$0.45

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income	$2,783,315	$2,795,754	$2,788,075	$2,810,389	$2,832,997	$2,789,031	$2,778,965
Investment securities	625,418	635,982	655,114	685,616	715,282	638,729	750,764
Other earning assets	6,357	17,188	18,141	2,757	6,690	13,852	6,866

Total earning assets	3,415,090	3,448,924	3,461,330	3,498,762	3,554,969	3,441,612	3,536,595
Total assets	3,816,894	3,852,422	3,857,854	3,885,054	3,939,541	3,842,240	3,917,839
Noninterest-bearing deposits	428,881	433,379	425,365	427,357	404,659	429,221	398,817
Interest-bearing deposits	2,473,712	2,476,112	2,468,148	2,428,999	2,443,358	2,472,678	2,444,367

Total deposits	2,902,593	2,909,491	2,893,513	2,856,356	2,848,017	2,901,899	2,843,184
Borrowings	432,342	445,141	464,300	528,829	597,258	447,144	575,240
Shareholders’ equity	367,472	369,477	370,829	370,722	364,495	369,247	365,562

CREDIT QUALITY
Ending allowance for loan losses	$42,036	$43,506	$44,172	$45,076	$47,272	$42,036	$47,272
Nonperforming assets:
Nonaccrual	24,563	20,408	16,033	17,472	19,377	24,563	19,377
Restructured	808	884	885	2,110	2,344	808	2,344
OREO	2,595	2,673	2,705	1,481	2,386	2,595	2,386

Total nonperforming assets	27,966	23,965	19,623	21,063	24,107	27,966	24,107
Loans delinquent over 90 days	1,779	764	352	1,784	879	1,779	879
Gross charge-offs:
Commercial	(1,839)	(948)	(824)	(917)	(430)	(3,611)	(2,125)
Commercial real estate	(94)	(12)	(195)	(361)	(167)	(301)	(524)
Retail real estate	(121)	(202)	(353)	(284)	(102)	(676)	(1,313)
All other	(1,279)	(1,105)	(1,300)	(1,005)	(1,276)	(3,684)	(5,427)

Total gross charge-offs	(3,333)	(2,267)	(2,672)	(2,567)	(1,975)	(8,272)	(9,389)
Recoveries:
Commercial	205	200	531	325	214	936	1,170
Commercial real estate	4	9	4	80	13	17	32
Retail real estate	24	48	24	116	72	96	317
All other	279	594	754	437	481	1,627	2,141

Total recoveries	512	851	1,313	958	780	2,676	3,660

Total net charge-offs	(2,821)	(1,416)	(1,359)	(1,609)	(1,195)	(5,596)	(5,729)

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.54%	1.55%	1.59%	1.61%	1.67%	1.54%	1.67%
Nonperforming assets to ending loans, net of unearned income plus OREO	1.02%	0.85%	0.70%	0.75%	0.85%	1.02%	0.85%
90 days past due to loans, net of unearned income	0.07%	0.03%	0.01%	0.06%	0.03%	0.07%	0.03%
Net charge-offs to average loans, net of unearned income	0.40%	0.20%	0.20%	0.23%	0.17%	0.27%	0.28%

*	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands)

(Unaudited)

	Three months ended,					Nine months ended, Sep. 30,
	Sep. 30, 2005	June 30, 2005	March 31, 2005	Dec. 31, 2004	Sep. 30, 2004	2005	2004
Interest income
Loans, including fees	$44,122	$43,370	$42,378	$42,298	$42,256	$129,870	$124,209
Investment securities
Taxable	5,219	5,389	5,408	5,675	5,970	16,016	18,740
Tax-exempt	1,221	1,239	1,230	1,307	1,321	3,690	4,151

Total investment securities interest	6,440	6,628	6,638	6,982	7,291	19,706	22,891
Interest-bearing deposits with other banks	0	0	1	6	11	1	43
Federal funds sold and securities purchased under agreements to resell	69	121	104	8	15	294	35

Total interest income	50,631	50,119	49,121	49,294	49,573	149,871	147,178
Interest expense
Deposits	12,779	11,434	10,426	9,752	9,139	34,639	27,075
Short-term borrowings	411	507	461	703	817	1,379	1,871
Long-term borrowings	3,769	3,781	3,808	3,919	3,885	11,358	11,503
Other long-term debt	529	492	446	409	379	1,467	1,058

Total interest expense	17,488	16,214	15,141	14,783	14,220	48,843	41,507

Net interest income	33,143	33,905	33,980	34,511	35,353	101,028	105,671
Provision for loan losses	1,351	750	455	(587)	1,985	2,556	6,565

Net interest income after provision for loan losses	31,792	33,155	33,525	35,098	33,368	98,472	99,106
Noninterest income
Service charges on deposit accounts	4,944	4,609	4,166	4,461	4,859	13,719	14,143
Trust revenues	3,974	3,879	4,094	4,206	3,774	11,947	11,696
Bankcard interchange income	1,577	1,568	1,420	1,422	1,393	4,565	3,841
(Losses) gains from sales of loans	(1,280)	480	464	441	424	(336)	1,120
Investment securities gains (losses)	6	0	(6)	13	(8)	0	(11)
Other	4,788	4,302	4,898	4,032	5,475	13,988	14,282

Total noninterest income	14,009	14,838	15,036	14,575	15,917	43,883	45,071
Noninterest expenses
Salaries and employee benefits	19,353	19,157	18,910	19,363	19,175	57,420	56,112
Net occupancy	2,465	2,241	2,349	2,163	2,097	7,055	6,222
Furniture and equipment	1,694	1,664	1,621	1,834	1,766	4,979	5,339
Data processing	1,627	1,461	1,589	1,650	1,640	4,677	4,973
Marketing	535	714	511	566	664	1,760	2,084
Communication	758	715	781	710	692	2,254	2,085
Professional Services	1,465	1,527	1,386	1,405	1,648	4,378	4,020
Amortization of intangibles	220	220	220	220	220	660	656
Other	6,615	5,886	5,793	6,485	5,891	18,294	17,567

Total noninterest expenses	34,732	33,585	33,160	34,396	33,793	101,477	99,058

Income from continuing operations before income taxes	11,069	14,408	15,401	15,277	15,492	40,878	45,119
Income tax expense	3,250	4,785	4,869	4,896	4,800	12,904	14,399

Income from continuing operations	7,819	9,623	10,532	10,381	10,692	27,974	30,720
Discontinued operations
Other operating (loss) income	(140)	416	307	(606)	185	583	585
Gain on discontinued operations	10,366	0	0	0	0	10,366	0

Income (loss) from discontinued operations before income taxes	10,226	416	307	(606)	185	10,949	585
Income tax expense (benefit)	3,561	150	113	(234)	53	3,824	196

Income (loss) from discontinued operations	6,665	266	194	(372)	132	7,125	389

Net earnings	$14,484	$9,889	$10,726	$10,009	$10,824	$35,099	$31,109

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME*

Interest income	$50,631	$50,119	$49,121	$49,294	$49,573	$149,871	$147,178
Tax equivalent adjustment	746	756	758	773	778	2,260	2,457

Interest income - tax equivalent	51,377	50,875	49,879	50,067	50,351	152,131	149,635
Interest expense	17,488	16,214	15,141	14,783	14,220	48,843	41,507

Net interest income - tax equivalent	$33,889	$34,661	$34,738	$35,284	$36,131	$103,288	$108,128

*	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	Sep. 30, 2005	Dec. 31, 2004	Sep. 30, 2004
ASSETS
Cash and due from banks	$156,446	$152,437	$165,549
Interest-bearing deposits with other banks	0	495	1,644
Federal funds sold and securities purchased under agreements to resell	48,000	12,049	577
Investment securities, held-to-maturity	14,227	12,809	13,515
Investment securities, available-for-sale	605,186	655,129	678,394
Loans
Commercial	587,691	635,489	654,397
Real estate-construction	103,314	86,345	82,854
Real estate-commercial	622,237	618,145	623,956
Real estate-retail	857,763	860,785	852,088
Installment	536,552	580,156	589,541
Credit card	21,258	21,894	20,458
Lease financing	3,002	5,229	6,718

Total loans	2,731,817	2,808,043	2,830,012
Less
Unearned income	0	6	13
Allowance for loan losses	42,036	45,076	47,272

Net loans	2,689,781	2,762,961	2,782,727
Premises and equipment	72,044	66,216	62,616
Goodwill	28,117	28,444	28,444
Other intangibles	7,490	7,838	8,014
Other assets	120,000	113,112	111,140
Assets related to discontinued operations	0	108,231	122,538

Total Assets	$3,741,291	$3,919,721	$3,975,158

LIABILITIES
Deposits
Noninterest-bearing	$431,736	$438,367	$417,349
Interest-bearing	2,498,003	2,467,498	2,423,622

Total deposits	2,929,739	2,905,865	2,840,971
Short-term borrowings	58,273	148,194	254,988
Federal Home Loan Bank long-term debt	317,660	330,356	331,950
Other long-term debt	30,930	30,930	30,930
Accrued interest and other liabilities	35,541	32,697	31,214
Liabilities related to discontinued operations	0	100,224	113,753

Total Liabilities	3,372,143	3,548,266	3,603,806

SHAREHOLDERS’ EQUITY
Common stock	395,039	395,521	395,580
Retained earnings	79,375	65,095	61,647
Accumulated comprehensive income	(6,695)	(3,123)	180
Restricted stock awards	(3,077)	(3,073)	(3,346)
Treasury stock, at cost	(95,494)	(82,965)	(82,709)

Total Shareholders’ Equity	369,148	371,455	371,352

Total Liabilities and Shareholders’ Equity	$3,741,291	$3,919,721	$3,975,158

ADDITIONAL DATA — RISK BASED CAPITAL

	Sep. 30, 2005	June 30, 2005	March. 31, 2005	Dec. 31, 2004	Sep. 30, 2004
Tier 1 Capital	$369,735	$367,347	$368,695	$367,116	$364,531
Tier 1 Ratio	13.93%	13.08%	13.22%	13.04%	13.00%
Total Capital	$403,044	$402,588	$403,667	$402,438	$399,728
Total Capital Ratio	15.19%	14.33%	14.48%	14.29%	14.26%
Total Risk-Adjusted Assets	$2,653,795	$2,809,057	$2,788,550	$2,815,986	$2,803,686
Leverage Ratio	9.77%	9.62%	9.64%	9.53%	9.33%

FIRST FINANCIAL BANCORP.

AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

			Quarterly Averages			Year-to-Date Averages Sep. 30,
	Sep. 30, 2005	June 30, 2005	March 31, 2005	Dec. 31, 2004	Sep. 30, 2004	2005	2004
ASSETS
Cash and due from banks	$124,833	$121,289	$119,590	$115,467	$118,121	$121,923	$114,548
Interest-bearing deposits with other banks	15	0	149	839	1,996	54	2,601
Federal funds sold and securities purchased under agreements to resell	6,342	17,188	17,992	1,918	4,694	13,798	4,265
Investment securities	625,418	635,982	655,114	685,616	715,282	638,729	750,764
Loans
Commercial	612,119	610,727	618,700	627,717	642,337	613,825	653,671
Real estate-construction	96,211	83,903	84,022	93,874	83,499	88,090	76,179
Real estate-mortgage	1,470,130	1,490,867	1,483,108	1,477,874	1,498,137	1,481,321	1,463,091
Installment	580,409	585,856	576,973	584,340	580,833	581,092	556,257
Credit card	21,220	20,537	20,549	20,631	20,493	20,771	20,301
Lease financing	3,226	3,866	4,727	5,961	7,716	3,934	9,506

Total loans	2,783,315	2,795,756	2,788,079	2,810,397	2,833,015	2,789,033	2,779,005
Less
Unearned income	0	2	4	8	18	2	40
Allowance for loan losses	42,630	43,996	44,823	47,453	46,902	43,808	46,673

Net loans	2,740,685	2,751,758	2,743,252	2,762,936	2,786,095	2,745,223	2,732,292
Premises and equipment	71,256	68,775	67,098	64,078	61,059	69,058	59,702
Other assets	159,352	148,687	144,971	141,460	137,146	151,056	137,243
Assets related to discontinued operations	88,993	108,743	109,688	112,740	115,148	102,399	116,424

Total Assets	$3,816,894	$3,852,422	$3,857,854	$3,885,054	$3,939,541	$3,842,240	$3,917,839

LIABILITIES
Deposits
Interest-bearing	$187,458	$159,332	$159,949	$130,648	$148,785	$169,014	$161,551
Savings	1,031,441	1,055,357	1,048,855	1,051,813	1,062,984	1,045,154	1,044,151
Time	1,254,813	1,261,423	1,259,344	1,246,538	1,231,589	1,258,510	1,238,665

Total interest-bearing deposits	2,473,712	2,476,112	2,468,148	2,428,999	2,443,358	2,472,678	2,444,367
Noninterest-bearing	428,881	433,379	425,365	427,357	404,659	429,221	398,817

Total deposits	2,902,593	2,909,491	2,893,513	2,856,356	2,848,017	2,901,899	2,843,184
Borrowed funds
Short-term borrowings	82,307	90,653	104,477	166,939	241,421	92,398	225,718
Federal Home Loan Bank long-term debt	319,105	323,558	328,893	330,960	324,907	323,816	318,592
Other long-term debt	30,930	30,930	30,930	30,930	30,930	30,930	30,930

Total borrowed funds	432,342	445,141	464,300	528,829	597,258	447,144	575,240
Accrued interest and other liabilities	32,692	27,748	27,517	25,974	23,830	29,338	25,902
Liabilities related to discontinued operations	81,795	100,565	101,695	103,173	105,941	94,612	107,951

Total Liabilities	3,449,422	3,482,945	3,487,025	3,514,332	3,575,046	3,472,993	3,552,277

SHAREHOLDERS’ EQUITY
Common stock	395,060	395,248	395,413	395,533	395,581	395,239	395,605
Retained earnings	74,114	70,396	66,243	61,389	58,598	70,280	54,602
Accumulated comprehensive income	(6,301)	(6,622)	(3,662)	(322)	(4,317)	(5,538)	(748)
Restricted stock awards	(3,287)	(3,304)	(2,851)	(3,447)	(3,636)	(3,149)	(3,992)
Treasury stock, at cost	(92,114)	(86,241)	(84,314)	(82,431)	(81,731)	(87,585)	(79,905)

Total Shareholders’ Equity	367,472	369,477	370,829	370,722	364,495	369,247	365,562

Total Liabilities and Shareholders’ Equity	$3,816,894	$3,852,422	$3,857,854	$3,885,054	$3,939,541	$3,842,240	$3,917,839